                                                                  Exhibit (a)(1)

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            BDM INTERNATIONAL, INC.
                                       BY

                            SYSTEMS ACQUISITION INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                                    TRW INC.
                                       AT

                              $29.50 NET PER SHARE

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON WEDNESDAY, DECEMBER 24, 1997, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF BDM INTERNATIONAL, INC. HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER, THE MERGER AND THE STOCKHOLDERS AGREEMENT (AS SUCH TERMS ARE DEFINED HEREIN), HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER. IN CONNECTION WITH THE EXECUTION OF THE MERGER AGREEMENT, CERTAIN AFFILIATES OF THE CARLYLE GROUP, L.P., WHICH BENEFICIALLY OWN APPROXIMATELY 25.8% OF THE OUTSTANDING SHARES, HAVE AGREED, AMONG OTHER THINGS, TO TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE, A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL VOTING POWER OF SECURITIES OF THE COMPANY ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS OR IN A MERGER, CALCULATED ON A FULLY DILUTED BASIS, AND (ii) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 14.
                            ------------------------

     Stockholders desiring to tender all or any portion of their Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares and any other required documents to the Depositary (as defined herein) or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such Stockholder's broker, dealer, commercial bank, trust company or other nominee to effect such transaction on the Stockholder's behalf. If Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, Stockholders must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender the Shares so registered. A Stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to Bear, Stearns & Co. Inc. (the "Dealer Manager") or to Georgeson & Company Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager, or from brokers, dealers, commercial banks or trust companies.
                            ------------------------

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.
November 26, 1997

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
 INTRODUCTION..........................................................................    1
 THE TENDER OFFER......................................................................    2
   1. Terms of the Offer; Expiration Date..............................................    2
   2. Acceptance for Payment and Payment for Shares....................................    4
   3. Procedures for Tendering.........................................................    5
   4. Withdrawal Rights................................................................    8
   5. Certain Federal Income Tax Consequences..........................................    8
   6. Price Range of Shares; Dividends.................................................    9
   7. Certain Information Concerning the Company.......................................    9
   8. Certain Information Concerning Parent and Purchaser..............................   13
   9. Source and Amount of Funds.......................................................   15
  10. Background of the Offer..........................................................   16
  11. Purpose; Merger Agreement; Stockholders Agreement;
      Vote Required to Approve the Merger; Appraisal Rights;
      Plans for the Company; Going Private Transactions................................   17
  12. Dividends and Distributions......................................................   31
  13. Effect of the Offer on the Market for Shares,
      Nasdaq Listing and Exchange Act Registration.....................................   32
  14. Certain Conditions of the Offer..................................................   33
  15. Certain Legal Matters and Regulatory Approvals...................................   34
  16. Fees and Expenses................................................................   37
  17. Miscellaneous....................................................................   38
 SCHEDULE I
      Certain Information Regarding the Directors and
      Executive Officers of Parent and Purchaser.......................................  I-1

TO THE STOCKHOLDERS OF BDM INTERNATIONAL, INC.:

                                  INTRODUCTION

     Systems Acquisition Inc. ("Purchaser"), a wholly owned subsidiary of TRW Inc., an Ohio corporation ("Parent"), hereby offers to purchase all the outstanding shares of Common Stock (the "Shares") of BDM International, Inc., a Delaware corporation (the "Company"), at $29.50 per Share, net to the seller in cash without interest thereon (the "Per Share Amount"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL VOTING POWER OF SECURITIES OF THE COMPANY ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS OR IN A MERGER, CALCULATED ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), AND (ii) ANY APPLICABLE WAITING PERIOD UNDER THE HSR ACT HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 14.

     Tendering Stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Bear, Stearns & Co. Inc. ("Bear Stearns"), which is acting as dealer manager for the Offer (in such capacity, the "Dealer Manager"), First Chicago Trust Company of New York ("First Chicago"), which is acting as the depositary (in such capacity, the "Depositary"), and Georgeson & Company Inc. ("Georgeson"), which is acting as the information agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER, THE MERGER AND THE STOCKHOLDERS AGREEMENT (AS DEFINED HEREIN), HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. Wasserstein Perella & Co., Inc., the Company's financial advisor ("WP&Co."), has delivered to the Company Board its written opinion to the effect that, as of November 20, 1997, the date of such opinion, the cash consideration to be received by Stockholders pursuant to the Offer and the Merger is fair to Stockholders from a financial point of view. Such opinion is set forth in full as an exhibit to the Company's Schedule 14D-9. The Company has filed with the Securities and Exchange Commission (the "Commission") a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being mailed to Stockholders simultaneously with the Offer to Purchase.

     In connection with the execution of the Merger Agreement, Parent and certain affiliates of The Carlyle Group, L.P., which beneficially own 25.8% of the outstanding Shares, entered into a Stockholders Agreement (the "Stockholders Agreement") pursuant to which those Stockholders (the "Carlyle Stockholders") agreed, among other things, to tender their Shares pursuant to the Offer. See
Section 11.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 20, 1997 (the "Merger Agreement"), among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable after the satisfaction or waiver of the conditions to the merger set forth in the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law (the "Delaware Code"), Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger (the "Surviving Corporation") and as a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), subject to certain exceptions, each issued and outstanding Share will be converted into the right to receive the Per Share Amount or such higher price as may be paid in the Offer (the "Merger Consideration"), less any required withholding taxes. The Merger Agreement is more fully described in Section 11.

     The Merger Agreement provides that promptly upon purchase by Purchaser of any Shares pursuant to the Offer (assuming the Minimum Condition has been satisfied), and from time to time thereafter as Shares are acquired by Purchaser, Purchaser will be entitled to designate such number of members, rounded up to the next whole number, of the Company Board as will give Purchaser representation on the Company Board equal to at least that number of directors which is the product of (i) the total number of directors on the Company Board (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by (ii) the percentage that (a) the aggregate number of such Shares beneficially owned by Purchaser or any affiliate of Parent bears to (b) the number of Shares outstanding. Notwithstanding the foregoing, Parent and Purchaser have agreed that, until the Effective Time, the Company Board will have at least one member who was a director on the date of the Merger Agreement and who is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of Parent (one or more of such directors, the "Independent Directors"), provided that, if no Independent Directors remain, the Merger Agreement requires the other members of the Company Board to designate one person to fill one of the vacancies who shall not be either an officer of the Company or a designee, shareholder, affiliate or associate of Parent, and such person will be deemed to be an Independent Director for purposes of the Merger Agreement. The Company has agreed to increase the size of the Company Board as is necessary to enable Purchaser's designees to be elected or appointed to the Company Board. Purchaser is similarly entitled to proportionate representation on committees of the Company Board. The information required by Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 promulgated thereunder relating to Purchaser's designees to the Company Board is included as Schedule II to the Company's Schedule 14D-9.

     Under the Delaware Code, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then-outstanding Shares, Purchaser will be able to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Stockholders. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition. If, however, the Purchaser does not acquire at least 90% of the then-outstanding Shares pursuant to the Offer or otherwise, a vote of Stockholders will be required to adopt the Merger Agreement under the Delaware Code and a significantly longer period of time may be required to effect the Merger. See Section 11. If the Minimum Condition has been satisfied in connection with the Offer, however, Purchaser will have sufficient voting power to adopt the Merger Agreement without the vote in favor of the adoption of the Merger Agreement by any other Stockholder.

     According to the Company, as of the close of business on November 19, 1997, 29,723,431 Shares were issued and outstanding. For purposes of the Offer, in determining the number of Shares outstanding calculated on a "fully diluted basis," there will be included the number of outstanding securities of the Company entitled to vote in the election of directors or in a merger ("Voting Securities") together with Voting Securities issuable pursuant to obligations outstanding at that date under the Company's employee stock option or other benefit plans or otherwise. Based upon the foregoing, the Minimum Condition would be satisfied if at least 14,861,717 Shares were validly tendered in the Offer and not properly withdrawn.

     As of the date of this Offer to Purchase, neither Parent nor Purchaser beneficially owns any Shares. Pursuant to the Stockholders Agreement, Purchaser has an option exercisable upon the occurrence of certain future events to acquire the 7,660,000 Shares (25.8% of the outstanding Shares) beneficially owned by the Carlyle Stockholders. See Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date of the Offer and not properly withdrawn as permitted and described in Section 4 herein. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, December 24, 1997, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION AND CERTAIN OTHER CONDITIONS (THE "OFFER CONDITIONS"). SEE
SECTION 14, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION) AND TO MAKE ANY OTHER CHANGES IN THE TERMS AND CONDITIONS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, INCLUDING THOSE PROVISIONS DESCRIBED IN THE NEXT PARAGRAPH, AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF, BY THE EXPIRATION DATE, ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (i) DECLINE TO PURCHASE ANY OF THE SHARES TENDERED IN THE OFFER AND TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS, (ii) WAIVE SUCH UNSATISFIED CONDITIONS TO THE EXTENT PERMITTED BY LAW AND THE MERGER AGREEMENT AND PURCHASE ALL SHARES VALIDLY TENDERED, (iii) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE TERMINATION OF THE OFFER, AS EXTENDED, OR (iv) AMEND THE OFFER. THE RIGHTS RESERVED BY PURCHASER IN THIS AND THE FOLLOWING PARAGRAPH ARE IN ADDITION TO PURCHASER'S RIGHTS TO TERMINATE THE OFFER AS DESCRIBED IN SECTION 14.

     The Merger Agreement provides, however, that, subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to Purchaser's rights to terminate the Offer pursuant to Section 14. Parent and Purchaser will not terminate or withdraw the Offer or extend the Expiration Date, unless at the Expiration Date, the Offer Conditions shall not have been satisfied or earlier waived. Notwithstanding the foregoing, Purchaser may (i) extend the Expiration Date (including as it may be extended) for up to ten business days in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission, (ii) in its sole discretion, extend the initial Expiration Date for up to ten business days after the initial Expiration Date, and (iii) extend the initial Expiration Date (including as it may be extended) for up to ten business days, notwithstanding that on such Expiration Date the Offer Conditions shall have been satisfied or waived, if the number of Shares that have been validly tendered and not properly withdrawn represent more than 50% but less than 90% of the voting power of the then issued and outstanding Shares; provided, however, that, in the case of clause (iii) of this sentence, Parent and Purchaser expressly and irrevocably waive any Offer Condition that subsequently may not be satisfied during such extension of the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw such Stockholder's Shares. Under the terms of the Merger Agreement, however, unless previously approved by the Company in writing, Parent shall not permit Purchaser to (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive satisfaction of the Minimum Condition, or (iv) impose additional conditions to the Offer or amend any other terms of the Offer in any manner adverse to the Stockholders, provided, however, that nothing in the Merger Agreement will prohibit any waiver of any condition or term of the Offer (other than the Minimum Condition) or any other action permitted thereby. Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares, whether or not it exercises its rights to extend the Offer.

     Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, such announcement will be made in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act which require that material changes be promptly disseminated to holders of Shares), Purchaser currently intends to make any such public announcements by issuing a release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or federal holiday, and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The Company has provided Purchaser with a list of its Stockholders and security position listings for the purpose of disseminating the Offer to Stockholders. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and, as soon as permitted after the Expiration Date, purchase all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date. In addition, subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares until any applicable waiting period under the HSR Act and similar German laws shall have expired or been terminated prior to the Expiration Date. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

     For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act and similar German laws, see Section 15.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares ("Share Certificates") or timely confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3; (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer; and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as of the Expiration Date, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to Stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering Stockholders, Purchaser's obligation to make such payment shall be satisfied, and tendering Stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any expenses of the Dealer Manager, the Depositary and the Information Agent incurred in connection with the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PER SHARE AMOUNT BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If, for any reason whatsoever, acceptance for payment of or payment for any Shares validly tendered pursuant to the Offer is delayed or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering Stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering Stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to the appropriate Stockholder's account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     Parent reserves the right to designate another direct subsidiary of Parent in lieu of Purchaser as the bidder (within the meaning of Rule 14d-1(c)) in the Offer, but Parent shall remain responsible for the performance of such bidder and will in no way prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING.

     Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. In addition, the Depositary must receive either: (i) Share Certificates evidencing validly tendered Shares or Book-Entry Confirmation of book-entry transfer of such Shares or (ii) Notice of Guaranteed Delivery of such Shares prepared and executed as described below, in each case on or prior to the Expiration Date.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered Stockholder who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered Stockholder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered Stockholder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Guaranteed Delivery. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's Share Certificates are not immediately available, or such Stockholder cannot deliver the Share Certificates and all other required documents in time to reach the Depositary on or prior to the Expiration Date, or such Stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser with this Offer to Purchase, is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the Stockholder owns Shares tendered within the meaning of, and that the tender of Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry

Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering Stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Purchaser and each of them as such Stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to Shares tendered by such Stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such Stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such Stockholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Company's Stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares and other securities, including rights in respect of voting at any meeting of Stockholders and acting by such written consent.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer (other than the Minimum Condition) or any defect or irregularity in any tender of Shares of any particular Stockholder whether or not similar defects or irregularities are waived in the case of other Stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each Stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payer of such cash with such Stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such Stockholder is not subject to backup withholding. If a Stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such Stockholder, and payment of cash to such Stockholder pursuant to the Offer may be subject to backup withholding of 31%. All Stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain Stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign Stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 of the Letter of Transmittal.

     Other Requirements. Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Stockholder and Purchaser, upon the terms and subject to the conditions of the Offer, including the tendering Stockholder's representation and warranty that the Stockholder is the holder of Shares within the meaning of, and that the tender of Shares complies with, Rule 14e-4 under the Exchange Act.

4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 25, 1998. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then without prejudice to Purchaser's rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law. See Section 1.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses or facsimile numbers set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered Stockholder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary, and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of Parent, Purchaser, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each Stockholder will depend in part upon such Stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, Stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE

MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for federal income tax purposes, a tendering Stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the Stockholder pursuant to the Offer or the Merger and the Stockholder's adjusted tax basis in Shares tendered by the Stockholder and purchased pursuant to the Offer or converted into cash in the Merger. Various tax rates apply to capital gains depending upon the holding period, and there are limitations on the deductibility of capital losses.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     From October 1990 through June 28, 1995, the Company's Shares were not traded on any national exchange or on the over-the-counter market. Since June 29, 1995, the Company's Shares have been traded on the Nasdaq National Market (Symbol: BDMI). The following table sets forth the high and low sales prices per Share for the quarters indicated on the Nasdaq National Market as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 with respect to periods occurring in 1995 and 1996 and as reported by the Dow Jones News Service thereafter. The Company has advised Purchaser that it neither declared nor paid any dividends since June 29, 1995.

                                                                        HIGH*       LOW*
                                                                        ------     ------
     Year Ended December 31, 1995:
          June 29 and 30, 1995........................................  $10.75     $ 9.94
          Third Quarter...............................................  $14.25     $10.13
          Fourth Quarter..............................................  $15.25     $11.88
     Year Ended December 31, 1996:
          First Quarter...............................................  $20.57     $12.72
          Second Quarter..............................................  $24.50     $18.13
          Third Quarter...............................................  $30.75     $22.50
          Fourth Quarter..............................................  $30.00     $22.13
     Year Ended December 31, 1997:
          First Quarter...............................................  $28.63     $20.50
          Second Quarter..............................................  $27.63     $19.75
          Third Quarter...............................................  $27.00     $21.38
          Fourth Quarter through November 25, 1997....................  $29.75     $20.00

---------------

* Sales prices for 1995 and 1996 are adjusted for the 2:1 stock split that became effective March 20, 1997.

     On November 20, 1997, the last full trading day prior to the public announcement of the Merger Agreement and Purchaser's intention to commence the Offer, the closing sale price per Share reported on the Nasdaq National Market was $22.50. On November 25, 1997, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the Nasdaq National Market was $29.25. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     As outlined in the Company's 1996 Annual Report on Form 10-K, the Company does not have a policy of paying regular dividends and has no present intention of paying any dividends. The payment of dividends is subject to the discretion of the Company Board and will depend on the Company's results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends, and other factors, such as continued growth opportunities in which to invest, which the Company Board deems relevant. In addition, pursuant to the Company's credit facility, dividends can only be paid after September 1, 1996, and are not to exceed 20% of the Company's cumulative net income subsequent to July 1, 1996. The payment of future dividends by the Company should not be assumed.

     Pursuant to the Merger Agreement, the Company has agreed, from the date of the Merger Agreement until the Effective Time, not to declare, pay or set aside any dividend or other distribution, other than dividends or distributions to the Company or the Company Subsidiaries (as defined in the Merger Agreement) in the ordinary course of business, without the prior written consent of Parent.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained in this Section 7 and elsewhere in this Offer to Purchase, including financial information, has been taken or derived from information furnished to Parent and Purchaser by the Company or on file with the Commission and other public sources, including, among other things, the Company's Annual Reports on Form 10-K for the years ended December 31, 1996 and December 31, 1995 and the Company's Quarterly Reports on Form 10-Q for the nine months ended September 30, 1997 and September 30, 1996. Although Parent and Purchaser do not have any knowledge that would indicate that any statements contained herein are untrue in any material respect, neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Parent and Purchaser.

     General. The Company was formed in 1959 under the name of Braddock, Dunn & McDonald, Incorporated and later reorganized under the name of BDM International, Inc. (the "Predecessor Company"). The Predecessor Company was a public company from 1980 until 1988, at which time a wholly owned subsidiary of Ford Motor Company acquired all the outstanding stock of the Predecessor Company. In October 1990, a group of investors, including the Carlyle Stockholders, formed the Company and acquired the Predecessor Company.

     The Company is a multinational information technology company that operates in three interrelated markets: systems and software integration, computer and technical services, and enterprise management and operations. Effective December 31, 1996, the Company reorganized its business operations into five strategic business units: federal systems, state and local systems, enterprise management services, integrated supply chain solutions and BDM Europe.

     The Company is a Delaware corporation with its principal offices located at 1501 BDM Way, McLean, Virginia 22102-3204. The telephone number of the Company at such offices is (703) 848-5000.

     Summary Financial Information. Set forth below is a summary of certain consolidated financial information with respect to the Company taken or derived from the Company's Annual Reports on Form 10-K for the years ended December 31, 1996 and December 31, 1995 and the Company's Quarterly Reports on Form 10-Q for the nine months ended September 30, 1997 and September 30, 1996, each as filed by the Company with the Commission. As set forth in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1997, the amounts have been restated to give retroactive recognition to the Company's two-for-one stock split in the form of a stock dividend. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information.

                            BDM INTERNATIONAL, INC.

                  SELECTED SUMMARY CONSOLIDATED FINANCIAL DATA

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             (UNAUDITED)
                                          NINE MONTH ENDED              FISCAL YEAR ENDED
                                            SEPTEMBER 30,                  DECEMBER 31,
                                         -------------------     --------------------------------
                                           1997       1996          1996        1995       1994
                                         --------   --------     ----------   --------   --------
   INCOME STATEMENT DATA
     Revenue...........................  $818,316   $723,727     $1,001,559   $889,974   $774,249
     Net income........................     9,140     15,961         17,675     18,392     13,078
   BALANCE SHEET DATA
     Working capital...................   167,270    137,101        136,905    116,124     94,914
     Total assets......................   497,154    369,712        420,654    363,793    335,551
     Total assets less excess cost of
        assets acquired over book
        value..........................   431,719    347,099        384,773    354,178    321,737
     Total indebtedness................   314,359    205,559        253,399    248,324    294,446
     Stockholder's equity..............   182,795    164,153        167,255    115,469     41,105
   PER SHARE DATA
     Net income per share..............      0.30       0.55           0.61       0.78       0.60
     Net income per share on fully
        diluted basis..................      0.30       0.55           0.60       0.77       0.59

     Certain Company Projections. The Company has informed Parent that it does not, as a matter of course, make public forecasts as to its future financial performance. However, in the course of discussions giving rise to the Merger Agreement (see Section 10), the Company prepared and furnished Parent with certain business and financial information that was not publicly available, including certain projections for 1997 through 2000 prepared for the Company's internal purposes (the "Projections").

     The Projections were prepared solely for the Company's internal purposes and were not prepared for publication or with a view to complying with the published guidelines of the Commission regarding projections or with the AICPA Guide for Prospective Financial Statements, and the Projections are being included in this Offer to Purchase solely because they were furnished to Parent in connection with the discussions giving rise to the Merger Agreement. The independent accountants of the Company, Coopers & Lybrand L.L.P., have neither examined nor compiled the Projections and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The reports of Coopers & Lybrand L.L.P. included the Company's Annual Reports on Form 10-K referred to in this Offer to Purchase relate to the historical financial information of the Company, do not extend to the Projections and should not be read to do so.

     The Projections set forth below necessarily reflect numerous assumptions with respect to the general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's, Parent's or Purchaser's control, and do not take into account any changes in the Company's operations or capital structure which may result from the Offer and the Merger. It is not possible to predict whether the assumptions made in preparing the Projections will be valid and actual results may prove to be materially higher or lower than those contained in the Projections. The inclusion of the forward-looking information contained in the Projections should not be regarded as an indication that the Company, Parent or anyone else who received this information considered it a reliable prediction of future events, and this information should not be relied on as such. Neither the Company, Parent or Purchaser nor any of their representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the

Projections, and the Company has made no representation to Parent or Purchaser regarding the Projections. None of the Company, Parent, Purchaser or any other party intends publicly to update or otherwise publicly revise the Projections set forth below even if experience or future changes make it clear that the Projections will not be realized.

     The Projections are as follows:

                                                ESTIMATES FOR THE YEAR ENDING DECEMBER 31,
                                               ---------------------------------------------
                                               1997*        1998         1999         2000
                                               ------     --------     --------     --------
                                                               (in millions)
        Net sales............................  $960.4     $1,152.0     $1,353.5     $1,586.5
        Cost of goods sold...................   800.3        945.1      1,103.2      1,283.6
        Net operating profit.................    51.6         84.0        110.9        145.4
        Net income...........................    25.7         41.5         56.9         77.6

---------------

* The 1997 Projections exclude the effects of a third quarter pre-tax charge of $14.7 million relating to a resolution of issues involving a state government contract.

     The Company has informed Parent and Purchaser that principal assumptions underlying the Projections are as follows:

      (i) No acquisitions during the Projection period;

      (ii) Sales increases at a compounded annual rate of approximately 18% over the period 1997 to 2000 (which compares to the Company's compound annual sales growth rate of 24% over the four years ended December 31, 1996);

     (iii) Gross margin percentage improvement from approximately 17% in 1997 to 19% in 2000, assuming the Company's commercial information technology business becomes a larger portion of its total business;

      (iv) Net operating profit percentage improvement from approximately 5% in 1997 to 9% in 2000, assuming research and development expense remains constant at $4 million per year and other key elements of operating costs, as a percentage of sales, remain relatively constant;

      (v) Income tax rates of 43%, 45%, 42% and 39% for the years 1997, 1998, 1999 and 2000, respectively; and

      (vi) Equity method of accounting for the Company's 45% ownership interest in IABG Holding GmbH as a result of the Company's agreement to relinquish voting control, although retaining the same interest in earnings, effective January 1, 1998 (through 1997, this investment was accounted for on a consolidated basis).

     The foregoing Projections were prepared for the Company's internal purposes, do not reflect or give effect to the Offer or the Merger and transactions related thereto (including the financing for the Offer) and, accordingly, are not necessarily indicative of the results of operations of the Company following the Offer or the Merger.

     Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and therefore is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W.,

Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the Nasdaq National Market System, 1735 K Street, N.W., Washington, D.C. 20006.

8. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     General. Parent, with 1996 sales of approximately $10 billion, has its world headquarters at 1900 Richmond Road, Cleveland, Ohio 44124 and has approximately 68,000 employees based in over 26 countries. The telephone number for Parent is (216) 291-7000.

     Parent is an international manufacturing and service company that provides advanced technology products and services. The principal businesses of Parent and its subsidiaries are the design, manufacture and sale of products and the performance of systems engineering, research and technical services for industry and the United States Government in two industry segments: automotive and space & defense. Parent's principal products and services include automotive systems and components; spacecraft; software and systems engineering support services; and electronic systems, equipment and services. Parent holds leading positions in most of its markets.

     Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized in connection with the Offer and has not carried on any activities to date other than those incident to its formation and the commencement of the Offer. The address and telephone number for Purchaser is the same as that of Parent.

     The name, citizenship, business address, principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent and Purchaser and certain other information are set forth in Schedule I hereto.

     Summary Financial Information. Set forth below is a summary of certain consolidated financial data with respect to Parent taken or derived from Parent's Annual Report on Form 10-K for the years ended December 31, 1996 and December 31, 1995 and Quarterly Report on Form 10-Q for the nine months ended September 30, 1997, as filed by Parent with the Commission. As set forth in Parent's Annual Report on Form 10-K for the year ended December 31, 1996, the amounts have been restated to reflect the sale of Parent's Information Systems and Services segment and to report it as discontinued operations, and to give retroactive recognition to Parent's two-for-one stock dividend, each of which occurred in 1996. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Parent with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the New York Stock Exchange, Inc. in the manner set forth below.

                                    TRW INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                      (UNAUDITED)
                                                      NINE MONTH
                                                         ENDED             FISCAL YEAR ENDED
                                                     SEPTEMBER 30,            DECEMBER 31,
                                                    ---------------     ------------------------
                                                     1997     1996       1996     1995     1994
                                                    ------   ------     ------   ------   ------
   INCOME STATEMENT DATA
     Sales........................................  $8,033   $7,406     $9,857   $9,568   $8,491
     Earnings from continuing operations..........     362       73        182      395      277
     Net earnings.................................     362      353        480      446      333
   BALANCE SHEET DATA
     Working capital..............................     114      575        624      317      244
     Total assets.................................   6,081    5,938      5,899    5,670    5,435
     Long-term debt...............................     531      479        458      539      693
     Stockholder's investment.....................   2,225    2,224      2,189    2,172    1,822
   PER SHARE OF COMMON STOCK
     Fully diluted earnings
        Continuing operations.....................    2.82      .53       1.37     2.93     2.09
        Net earnings..............................    2.82     2.63       3.60     3.31     2.50
     Primary earnings
        Continuing operations.....................    2.85      .54       1.38     2.96     2.10
        Net earnings..............................    2.85     2.66       3.64     3.34     2.52

     Available Information. Parent is subject to the informational filing requirements of the Exchange Act and therefore is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in such proxy statements and distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material is also available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Beneficial Ownership of the Company Securities; Contacts with the
Company. As of the date of this Offer to Purchase, none of Parent, Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons listed on
Schedule I hereto or any associate or majority owned subsidiary of Parent, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of Parent, Purchaser nor, to the knowledge of Parent and Purchaser, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in Shares during the past 60 days. Pursuant to the Stockholders Agreement, Purchaser has an option exercisable only upon the occurrence of certain future events, to acquire the Shares beneficially owned by the Carlyle Stockholders. See Section 11.

     Except as set forth in Section 10, there have been no contacts, negotiations or transactions between Parent, Purchaser, or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto or any subsidiary of such persons, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission. Except as set forth in Section 11, none of Parent, Purchaser, or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto or any subsidiary of such persons, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company.

9. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the proposed Merger is estimated to be approximately $930 million.

     Purchaser plans to obtain all funds needed for the Offer and the Merger through a capital contribution and/or a loan which will be made by Parent to Purchaser. Parent plans to use funds obtained from the issuance of commercial paper, the issuance of long-term debt in the U.S. capital markets and/or from borrowing from banks under its lines of credit. If Parent uses funds obtained from borrowing under its lines of credit with banks, Parent anticipates that such borrowings would be repaid with internally generated funds (including, if the Merger is consummated, those of the Company) and from other sources which may include the proceeds of future refinancings. The plan for repayment will be based on Parent's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Parent may deem appropriate.

     Parent maintains a committed revolving credit agreement with 17 banks (the "Multi-Year Revolver"). The Multi-Year Revolver allows Parent and its borrowing subsidiaries to borrow up to $750 million through the incurrence of base rate, domestic CD, Eurocurrency and/or negotiated loans. The commitments under the Multi-Year Revolver terminate on July 1, 2002, unless extended for one or more successive one-year periods as provided for by the Multi-Year Revolver.

     Parent has requested and obtained commitments from members of its Multi-Year Revolver bank group to provide a 364-day revolving credit agreement (the "364-Day Revolver," together with the Multi-Year Revolver the "Revolving Credit Facilities") to become effective on December 10, 1997. The 364-Day Revolver will allow Parent and its borrowing subsidiaries to borrow up to an additional $750 million through the incurrence of base rate, domestic CD, Eurocurrency and/or negotiated loans. The commitments under the 364-Day Revolver will terminate on December 8, 1998, unless the Parent elects to extend the termination as provided by the 364-Day Revolver.

     The following is a summary of the principal terms of the Revolving Credit Facilities based upon the Commitment Letters. This summary is qualified in its entirety by reference to the Commitment Letters, a form of which is filed as an exhibit to Parent's and Purchaser's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") of which this Offer to Purchase is an exhibit.

     The amounts borrowed pursuant to the Revolving Credit Facilities will bear interest at (i) a negotiated rate, (ii) the banks' prime, base or reference rate, (iii) a rate based on the banks' cost of funds in the secondary certificate of deposit market plus an interest rate margin ranging from 0.275% to 0.600% based on the rating of the senior, unsecured long-term debt of Parent assigned from time to time by Moody's Investor Service ("Moody's") and Standard & Poor's ("S&P"), or (iv) a rate based upon an Interbank Offered Rate plus an interest rate margin ranging from 0.175% to 0.500% based on the rating of the senior, unsecured long-term debt of Parent assigned from time to time by Moody's and S&P. Parent has agreed to pay a quarterly commitment fee on the undrawn portion of the Revolving Credit Facilities at rates based on ratings of the senior unsecured long-term debt of Parent assigned from time to time by Moody's and S&P.

     The commitments provide that each bank will enter into the form of Revolving Credit Agreement attached to the commitment letters.

     The Revolving Credit Agreement will contain conditions precedent, representations and warranties, covenants (including financial covenants), events of default and other provisions customary for such financings.

10. BACKGROUND OF THE OFFER.

     In September 1997, a representative of WP&Co., the Company's financial advisor, contacted a representative of Parent to inquire as to whether Parent would be interested in exploring the possible acquisition of the Company. The representative of Parent indicated that Parent would be interested in exploring the possible acquisition of the Company and, on September 29, 1997, Parent executed a confidentiality/standstill agreement providing for, among other things, the receipt and treatment of confidential information regarding the Company.

     A meeting between the senior management of the Company and representatives of Parent was held on October 10, 1997. Representatives of the parties exchanged information and held a number of conversations over the following two-week period.

     On October 31, 1997, a representative of Parent informed a representative of WP&Co. that Parent would be interested in pursuing the possible acquisition of the Company at $28.00 per Share. The representative of WP&Co. expressed the view that the Company Board would not be interested in pursuing a sale of the Company at that price indication. The representative of Parent informed the representative of WP&Co. that Parent would be willing to consider enhancing its indication only if it had a high level of assurance that the transaction would be completed.

     On November 4, 1997, a representative of WP&Co. suggested that the Company would be unlikely to proceed to enter into exclusive negotiations with Parent unless Parent increased its indicated price. A representative of Parent informed the WP&Co. representative that Parent's willingness to enhance its indication from $28.00 per Share would depend on the specific terms of the transaction, particularly the terms relevant to the likelihood that the transaction would be completed. Accordingly, the Company furnished Parent drafts of the Merger Agreement and the Stockholders Agreement.

     On November 6, 1997, Mr. Odeen met with, among other representatives of Parent, Joseph T. Gorman, the Chairman and Chief Executive Officer of Parent. Mr. Gorman indicated at the meeting that, if the transaction were to proceed, Parent would require that arrangements be developed to ensure the continuity of management of the Company.

     On November 10, 1997, a representative of Parent informed a representative of WP&Co. that Parent would be prepared to increase its $28.00 per Share price indication, subject to modifying the terms of draft documentation so as to provide a high level of assurance that the transaction would be completed. These modifications included the receipt of an irrevocable option and agreement to tender by the Carlyle Stockholders, a $35 million break-up fee and a no-shop covenant which specifically defined the types of transactions that would be excepted therefrom. Parent's representative also reiterated Parent's requirement that satisfactory employment arrangements be agreed upon by certain members of senior management of the Company as a part of the transaction. The WP&Co. representative indicated that these terms might be acceptable at a price close to $30.00 per Share. The Parent representative requested that the WP&Co. representative confirm whether these conditions would be acceptable before further price discussions were conducted. Thereafter, a WP&Co. representative informed a Parent representative that Parent's preconditions to further price negotiations were acceptable in principle to the Company, subject to final agreement on price, and, based on a conversation with the Carlyle Stockholders, were similarly acceptable to them.

     On November 12, 1997, a representative of Parent informed a representative of WP&Co. that, subject to the Company's agreement to the terms outlined on November 10, 1997 and to the Company's willingness to negotiate exclusively with Parent for the period required to reach an agreement on definitive documentation, Parent would be willing to increase its indicated price to $29.50 per Share. A representative of

WP&Co., on behalf of the Company, informed a representative of Parent that the Company would be willing to begin a period of exclusive negotiations based on the foregoing. On November 14, 1997, the Company and the Carlyle Stockholders entered into an agreement to negotiate with Parent exclusively, for up to 17 days, regarding a possible acquisition. Over the course of the next week, representatives of the parties continued to exchange information and meet or otherwise communicate on a substantially continuous basis to finalize the documentation relating to the Offer and the Merger.

     At a special meeting of the Board of Directors of Parent held on November 20, 1997, Bear Stearns rendered its opinion to the Board of Directors of Parent that the $29.50 per Share price to be paid pursuant to the Offer is fair, from a financial point of view, to the public shareholders of Parent. After receiving such opinion, the Board of Directors of Parent unanimously approved the Merger Agreement the Stockholders Agreement and the transactions contemplated thereby. Later that afternoon, the Company Board unanimously approved the Merger Agreement, the Stockholders Agreement and the transactions contemplated thereby.

     Late in the evening on November 20, 1997, the parties executed the Merger Agreement and the Stockholders Agreement. At approximately 3:00 a.m., New York City time, on November 21, 1997, Parent and the Company published a joint press release announcing the transaction.

11. PURPOSE; MERGER AGREEMENT; STOCKHOLDERS AGREEMENT; VOTE REQUIRED TO APPROVE THE MERGER; APPRAISAL RIGHTS; PLANS FOR THE COMPANY; GOING PRIVATE TRANSACTIONS.

PURPOSE

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. The purpose of the Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise.

MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement which, together with summaries of Merger Agreement provisions described elsewhere in this Offer to Purchase, constitutes a summary of all of the material provisions of the Merger Agreement. The summary of Merger Agreement provisions in this Offer to Purchase is qualified in its entirety by reference to the Merger Agreement. A copy of the Merger Agreement has been filed with the Commission as an exhibit to the Schedule 14D-1 and is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than five business days following public announcement of the Merger Agreement. The obligation of Parent to cause Purchaser to accept for payment any Shares tendered shall be subject to the satisfaction of only the Offer Conditions described in Section 14. Under the Merger Agreement, unless previously approved by the Company in writing, Parent shall not permit Purchaser to (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) amend or waive satisfaction of the Minimum Condition, or (iv) impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the Stockholders, provided that nothing in the Merger Agreement will prohibit any waiver of any condition or term of the Offer (other than the Minimum Condition) or any other action permitted thereby. Upon the terms and subject to the conditions of the Offer, Parent will cause Purchaser to accept for payment and purchase, as soon as practicable after the Expiration Date, all Shares validly tendered and not properly withdrawn prior to the Expiration Date.

     Directors. The Merger Agreement provides that, promptly upon the purchase by Purchaser of any Shares pursuant to the Offer (and assuming that the Minimum Condition has been satisfied), and from time to time thereafter as Shares are acquired by Purchaser, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors which equals the product of the total number of members of the Company Board (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Parent (including for purposes of such calculations such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company) bears to the number of Shares outstanding. At such times, if requested by Parent, the Company will also cause each committee of the Company Board and the Board of Directors of each Company Subsidiary (as defined in the Merger Agreement) to include persons designated by Parent constituting the same percentage of each such committee and the Board of Directors of each Company Subsidiary as Purchaser's designees are of the Company Board. The Company shall, upon request of Parent, promptly increase the size of the Company Board by whatever number of directors as is necessary to enable Purchaser's designees to be elected to the Company Board in accordance with the terms of the Merger Agreement and shall cause Purchaser's designees to be so elected.

     The Merger Agreement further provides that in the event that Purchaser's designees are appointed or elected to the Company Board, until the Effective Time, the Company Board shall have at least one member who is a director of the Company on the date of the Merger Agreement and who is neither an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of Parent (one or more of such directors being referred to herein as the "Independent Directors"). If no Independent Directors remain, the other members of the Company Board shall designate one person to fill one of the vacancies who shall not be either an officer of the Company or a designee, shareholder, affiliate or associate of Parent, and such person shall be deemed to be an Independent Director for purposes of the Merger Agreement. Following the election or appointment of Purchaser's designees pursuant to the Merger Agreement and prior to the Effective Time, any (i) amendment or termination of the Merger Agreement on behalf of the Company, (ii) exercise or waiver of any of the Company's rights or remedies under the Merger Agreement,
(iii) extension of the time for performance of Parent's obligations under the Merger Agreement or (iv) other action required to be taken by the Company Board in connection with the Merger Agreement will require the affirmative vote of a majority of the Independent Directors then in office.

     The Merger. The Merger Agreement provides that as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware Code, Purchaser shall be merged with and into the Company, and the Company, as the Surviving Corporation in the Merger shall continue its corporate existence under the laws of the State of Delaware as a subsidiary of Parent. At Parent's election, any direct or indirect subsidiary of Parent other than Purchaser may be merged with and into the Company instead of Purchaser. In the event of such an election, the parties agree to execute an appropriate amendment to the Merger Agreement to reflect such election. The parties will prepare and execute a certificate of merger in order to comply in all respects with the requirements of the Delaware Code and with the provisions of the Merger Agreement or, if applicable, a certificate of ownership and merger (each, a "Certificate of Merger"). The Merger will become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Delaware Code or at such later time as is specified in the Certificate of Merger.

     Pursuant to the Merger Agreement, in the Merger each then outstanding Share (other than shares held in the treasury of the Company or owned by Parent or any direct or indirect wholly owned subsidiary of Parent (other than Shares held by TRW Investment Management Company, its advisors or Parent's employee benefit plans) or Dissenting Shares, as defined below) will be canceled and extinguished and converted into the right to receive an amount in cash equal to the Per Share Amount or such higher price as is paid by Purchaser pursuant to the Offer, without interest thereon (the "Merger Consideration"). Although it is Parent's intention to consummate the Merger as promptly as practicable, there can be no assurance that the Merger will be consummated or, if consummated, of the timing thereof.

     The Merger Agreement also provides that the Certificate of Incorporation and the Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and the Bylaws of Purchaser in effect at the Effective Time

(subject to any subsequent amendments) and that the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified.

     Stockholders Meeting and Approval. Pursuant to the Merger Agreement, as soon as practicable after the consummation of the Offer and if required by applicable law, the Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its Stockholders for the purpose of voting upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby (the "Company Proposals"). The Merger Agreement provides that (i) the Company shall prepare and file with the Commission, and promptly thereafter shall mail to Stockholders, a proxy statement in connection with a meeting of the Stockholders to consider the Merger, or an information statement, as appropriate (such proxy statement or information statement, as amended or supplemented, is referred to as the "Proxy Statement"), (ii) the Proxy Statement will include the unanimous recommendation of the Company Board that the Stockholders of the Company vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby and the written fairness opinion of WP&Co. that the consideration to be received by the Stockholders of the Company pursuant to the Offer and the Merger is fair from a financial point of view and (iii) the Company will use its reasonable best efforts to obtain any necessary approval by the Stockholders of the Company Proposals.

     The Merger Agreement provides that, notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the outstanding Shares, the Company will, at the request of Purchaser, subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's Stockholders, in accordance with the "short form" merger provisions of
Section 253 of the Delaware Code.

     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:

          (i) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled as described in clause
     (ii) below and any Dissenting Shares) shall be canceled and extinguished and be converted into the right to receive the Merger Consideration promptly upon surrender of the certificate representing such Share or appropriate proof of lost certificates, in accordance with the Merger Agreement and from and after the Effective Time, the holders of certificates evidencing ownership of any such Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in the Merger Agreement or by applicable law;

          (ii) each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent (other than Shares held by TRW Investment Management Company, its advisors, or Parent's employee benefit plans) immediately before the Effective Time shall be canceled and extinguished and no payment or other consideration shall be made with respect thereto; and

          (iii) the shares of Purchaser common stock outstanding immediately prior to the Merger shall be converted into one validly issued, fully paid and non-assessable share of the common stock of the Surviving Corporation, which such share shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by Parent.

     The Merger Agreement further provides that, notwithstanding any provision of the Merger Agreement to the contrary, any Shares issued and outstanding immediately prior to the Effective Time and held by a Stockholder who has demanded and perfected his demand for appraisal of his Shares in accordance with the Delaware Code (including, but not limited to Section 262 thereof) and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled to only such rights as are granted by the Delaware Code. If any Stockholder who demands appraisal of his Shares under the Delaware Code shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such Stockholder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Share Certificate(s).

     Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of the Merger Agreement by the
Stockholders:

          (i) by mutual written consent of the Company and Parent or by the mutual action of their respective Boards of Directors;

          (ii) by either Parent or the Company if any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, domestic or foreign (each a "Governmental Authority") shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement or, for the benefit of Parent only, the Stockholders Agreement, and such order, decree or ruling or other action shall have become final and nonappealable;

          (iii) by Parent if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements in the Merger Agreement and such breach is incapable of being cured or has not been cured within one business day prior to the then scheduled Expiration Date;

          (iv) by Parent if (a) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer or the approval or adoption of any of the Company Proposals, or failed to reconfirm its recommendation within five business days after a written request to do so, or approved or recommended any Takeover Proposal (as defined below) or (b) the Company Board or any committee thereof shall have resolved to take any of the foregoing actions;

          (v) by Parent if the Offer shall have expired or been terminated or withdrawn in accordance with the Merger Agreement without any Shares being purchased under the Offer by Purchaser or any of the events that are Offer Conditions shall have occurred and be continuing at the time of termination;

          (vi) by the Company or Parent if the Offer shall not have been consummated on or before March 20, 1998, provided that the Company's failure to perform any of its obligations under the Merger Agreement does not result in the failure of the Offer to be so consummated by such time;

          (vii) by the Company if Parent shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform is incapable of being cured or has not been cured within one business day prior to the Expiration Date;

          (viii) by the Company in order to enter into a definitive agreement providing for a Superior Proposal (as defined below) entered into in accordance with the exceptions to the non-solicitation covenants described below, provided that prior thereto the Company has paid the Termination Fee (as defined below) in accordance with the Merger Agreement; or

          (ix) by Parent if the Company, any of its officers or directors or financial or legal advisors shall take any of the actions that would be proscribed by the non-solicitation covenants described below but for the exceptions thereto described below.

     Non-Solicitation Covenants. The Merger Agreement provides that the Company may not, nor permit any of the Company Subsidiaries to, nor authorize or permit any of its officers, directors or employees, or any investment banker, attorney, accountant or other representative retained by it or any of the Company Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal. In addition, pursuant to the Merger Agreement, neither the Company Board nor any committee thereof may (a) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the Offer, the Stockholders Agreement or the Company Proposals, (b) approve or recommend, or propose to approve or recommend, any Takeover Proposal, or (c) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Takeover Proposal.

     The foregoing restrictions contain exceptions so that if, at any time prior to the Expiration Date and following the receipt of a Superior Proposal, the Company Board determines in good faith, based upon the advice of outside counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Stockholders under applicable law, in response to a Superior Proposal that was made in circumstances not otherwise involving a breach of the Merger Agreement, and subject to compliance with the covenants described in the second succeeding paragraph, (i) the Company may (a) furnish information with respect to the Company to any person pursuant to a confidentiality agreement having terms substantially the same as the Confidentiality Agreement, provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (b) participate in negotiations regarding such Superior Proposal and (ii) the Company Board may (a) withdraw or modify its approval or recommendation of the Offer or the Company Proposals or (b) approve or recommend a Superior Proposal, provided, however, that any actions described in the preceding clauses
(a) and (b) of this clause (ii) may be taken only at a time that is after the fifth business day following Parent's receipt of written notice (a "Board Action Notice") advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Company Board of what action referred to above that the Company Board has determined to take (provided further that the foregoing proviso shall not prevent the Company Board from taking any actions described in clause (ii)(a) above within five business days of the Expiration Date so long as the Board Action Notice is received by Parent prior to 12:00 Noon, New York City time, on the then-scheduled Expiration Date.

     Under the Merger Agreement (i) the term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company and the Company Subsidiaries or 15% or more of any class of equity securities of the Company or any Company Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any Company Subsidiary, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by the Merger Agreement and (ii) the term "Superior Proposal" means a bona fide written Takeover Proposal which the majority of the disinterested members of the Company Board determines, in their good faith judgment (based on the opinion of independent financial advisors) that the value of the consideration provided for in such proposal exceeds 110% of the Per Share Amount then provided in the Offer, and, considering all relevant factors, is as or more favorable to the Company and the Stockholders than the Offer and the Merger and for which financing, to the extent required, is fully committed or which, in the good faith judgment of a majority of the disinterested members of the Company Board (based on the advice of independent financial advisors), is reasonably capable of being financed by such third party.

     The Merger Agreement requires the Company to promptly advise Parent orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal and to promptly advise Parent of all significant developments which could reasonably be expected to culminate in the Company Board withdrawing, modifying or amending its recommendation of the Offer, the Merger and the transactions contemplated by the Merger Agreement.

     The Merger Agreement does not prohibit the Company from (i) taking and disclosing to the Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or (ii) from making any disclosure to the Stockholders, provided, however, that neither the Company nor the Company Board nor any committee thereof shall, except in accordance with the covenants in the Merger Agreement described above, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer or the Company Proposals or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

     Termination Fee. The Merger Agreement provides that the Company shall pay to Parent a fee of $35,000,000 (the "Termination Fee") in the event that:

          (i) a Takeover Proposal has been made known to the Company or has been made directly to the Stockholders generally or any person or entity has publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter the Merger Agreement has been terminated by the Company because the Offer has not been consummated on or before March 20, 1998 (provided the Company's failure to perform any of its obligations under the Merger Agreement does not result in the failure of the Offer to be consummated by such time);

          (ii) the Company terminates the Merger Agreement in order to enter into a definitive agreement providing for a Superior Proposal entered into in accordance with the non-solicitation provisions of the Merger Agreement;

          (iii) Parent terminates the Merger Agreement after the Company Board or any committee thereof has withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer or any of the Company Proposals, or failed to reconfirm its recommendation within five business days after a written request to do so, or approved or recommended any Takeover Proposal or the Company Board or any committee thereof has resolved to take any of the foregoing actions;

          (iv) Parent terminates the Merger Agreement after the Company or any of its officers or directors or financial or legal advisors takes any action that would be proscribed by the non-solicitation provisions of the Merger Agreement, but for the exceptions contained therein; or

          (v) Parent terminates the Merger Agreement after a Takeover Proposal has been made and the Company has intentionally breached in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement which breach or failure to perform is incapable of being cured and has not been cured within one business day prior to the then scheduled Expiration Date;

provided that the Termination Fee will not become payable under clauses (i) or
(v) above unless and until, within 18 months of such termination, the Company or any of the Company Subsidiaries enters into a definitive agreement providing for any Takeover Proposal.

     In the event a Termination Fee becomes payable pursuant to the Merger Agreement, in addition to the Termination Fee, the Company is obligated to pay up to $5,000,000 of Parent's reasonable out-of-pocket charges and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby. Such charges and expenses and the Termination Fee must be paid by the Company regardless of any alleged breach by Parent of its obligations under the Merger Agreement, provided that no payment of such amounts by the Company will operate or be construed as a waiver by the Company of any breach of the Merger Agreement by Parent or Purchaser or of any rights of the Company in respect thereof.

     Except as described above, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.

     Access to Information; Confidentiality. Pursuant to the Merger Agreement, from the date thereof to the Effective Time, the Company is obligated to, and to cause its accountants and legal counsel to, give Parent and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all personnel, offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and the Company Subsidiaries. The Company will also permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Parent with (i) such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Parent may from time to time reasonably request, and (ii) a copy of each report, schedule and other document filed or received by the Company or any of the Company Subsidiaries pursuant to the requirements of applicable securities laws or the National Association of Securities Dealers ("NASD").

     The parties to the Merger Agreement will continue to be bound by the terms of the Confidentiality Agreement, dated as of September 12, 1997, between Parent and the Company (the "Confidentiality Agreement") except that the non-solicitation of Company employees, standstill and certain other provisions of the Confidentiality Agreement are terminated as of the date of the Merger Agreement and all of Parent's obligations under the Confidentiality Agreement will be extinguished as of the Effective Time. In the event of a termination of the Merger Agreement in accordance with its terms, Parent's covenants regarding non-solicitation of Company employees, the standstill provisions and certain other provisions in the Confidentiality Agreement will be reinstated as of the date of such termination.

     The Merger Agreement further provides that each of Parent and Purchaser will hold and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. A copy of such Confidentiality Agreement is filed as an Exhibit to the Schedule 14D-1.

     Efforts to Consummate. On the terms and subject to the conditions of the Merger Agreement, each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including, but not limited to, (i) obtaining all consents, approvals, waivers or authorizations of, notices to or declarations or filings ("Consents") with Governmental Authorities and each party's respective other third parties required for the consummation of the Offer and the Merger and the transactions contemplated thereby, (ii) timely making all necessary filings under the HSR Act and German anticompetition laws and (iii) having vacated, dismissed or withdrawn any order, stay, decree, judgment or injunction of any Governmental Authority which temporarily, preliminarily or permanently prohibits or prevents the transactions contemplated by the Merger Agreement. Upon the terms and subject to the conditions of the Merger Agreement, each party has committed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions to the closing of the transactions contemplated by the Merger Agreement.

     Notwithstanding any other provision contained in the Merger Agreement, in no event will Parent, Purchaser or any of their affiliates be required to take or fail to take any action in order to obtain or make a Consent arising out of any contractual or legal obligation of or applicable to the Company or the Company Subsidiaries, other than obligations such as those under the HSR Act which apply to both the Company and Parent, Purchaser and any of their affiliates, and in no event will Parent, Purchaser or any of their affiliates be required to enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking in connection with the Merger Agreement or the transactions contemplated thereby.

     Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, except for certain limited exceptions set forth in the Company Disclosure Letter dated November 20, 1997, during the period from the date of the Merger Agreement to the Effective Time, the Company shall conduct, and shall cause the Company Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and shall cause the Company Subsidiaries to, use its or their reasonable commercial efforts to preserve intact its business organization, to keep available the services of its officers and employees and preserve intact the present commercial relationships of the Company and the Company Subsidiaries with all persons with whom it does business. Without limiting the generality of or effect of the foregoing, the Company has agreed that neither it nor any of the Company Subsidiaries will:

          (i) amend or propose to amend its certificate of incorporation or bylaws (or comparable governing instruments);

          (ii) authorize for issuance, issue, deliver, grant, sell, pledge, dispose of or propose to issue, deliver, grant, sell, pledge or dispose of any shares of, or any rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of the Company Subsidiaries, except for (a) the issuance of up to 3,327,445 Shares pursuant to the exercise of either incentive or non-qualified stock options outstanding on November 19, 1997 in accordance with their present terms and (b) shares issued under the Company's 1996 Employee Stock Purchase Plan that are issuable on or prior to the date of the Merger Agreement;

          (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a Company Subsidiary in the ordinary course of business, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire, directly or indirectly, any shares of its capital stock or other securities;

          (iv) (a) other than in the ordinary course of business consistent with past practice, (1) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person or (2) make any loans, advances or capital contributions to, or investments in, any other person (other than to a Company Subsidiary and customary travel, relocation or business advances to employees); (b) acquire the stock or assets of, or merge or consolidate with, any other person; (c) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice; (d) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to the Company and the Company Subsidiaries other than sales of products in the ordinary course of business and in a manner consistent with past practice; (e) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than in the ordinary course of business, consistent with past practice); (f) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; or (g) authorize any single capital expenditure which is in excess of $1,400,000 or capital expenditures (during any two month period) which are, in the aggregate, in excess of $4,000,000 for the Company and the Company Subsidiaries taken as a whole;

          (v) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any Stockholder, officer, director, other employee, agent, consultant or affiliate other than (a) as required pursuant to the terms of agreements in effect on the date of the Merger Agreement and specifically disclosed to Parent (b) increases in salaries of employees who are not directors or officers or Key Employees ("Key Employees" being all employees entitled to severance and retention bonuses under arrangements established pursuant to the Merger Agreement) made in the ordinary course of business consistent with past practice, or (c) increases in salaries of Key Employees (other than to Key Employees who are officers or are entitled to senior management severance) with Parent's written consent, which may not be unreasonably withheld;

          (vi) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

          (vii) make any material tax election, settle or compromise any material federal, state, local or foreign tax liability, or waive any statute of limitations for any tax claim or assessment;

          (viii) settle or compromise any pending or threatened suit, action or claim which is material or which relates to the transactions contemplated thereby;

          (ix) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries not constituting an inactive subsidiary (other than the Merger);

          (x) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (a) in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice and (b) of liabilities required to be paid, discharged or satisfied pursuant to the terms of any contract in existence on the date hereof (including, without limitation, benefit plans relating to directors) or entered into in accordance with the Merger Agreement;

          (xi) permit any insurance policy naming the Company or any of the Company Subsidiaries as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business consistent with past practice; or

          (xii) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described above or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue and incorrect in any material respect as of the date when made if such action had then been taken, or would result in any of the Offer Conditions not being satisfied.

     The Company also agreed to, and to cause the Company Subsidiaries to, use its or their best efforts to comply in all material respects with all laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the permits of the Company necessary for, or otherwise material to, such business.

     Severance And Employee Benefit Arrangements. The Merger Agreement provides that prior to the Effective Time, the Company will terminate its existing severance plan, which was adopted as of September 26, 1997 (the "Company Supplemental Severance Plan"), and that Parent will (i) enter into new individual employment agreements with certain of the Company's executive officers which will become effective upon the consummation of the Offer and (ii) adopt the new severance arrangements described below. The Company Supplemental Severance Plan provided, among other things, for the payment of severance amounts and benefits of up to three times salary to the Company's executive officers and certain other employees, including all those in positions of vice president and above, upon certain terminations of employment following a change in control. If the Merger Agreement is terminated prior to the Effective Time, the new employment agreements and severance arrangements will not be effective, and the Company Supplemental Severance Plan will continue in effect. The following is a summary of the material terms of the new employment agreements (the "New Employment Agreements") (the form of which is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference), severance arrangements and other employee benefits arrangements made pursuant to the Merger Agreement.

     New Employment Agreements. Each of Philip A. Odeen, the Company's President and Chief Executive Officer, William C. Hoover, an Executive Vice President of the Company, Thomas A. Grissen, President, State and Local Systems, David L. Patterson, President, Integrated Supply Chain, Helen M. Seltzer, Corporate Vice President of the Company, and Roy V. Woodle, President and Chief Executive Officer of Vinnell Corporation, a subsidiary of the Company, will enter into a New Employment Agreement. During the three year term of each New Employment Agreement, the executive will receive (i) an annual base salary of not less than his or her annual base salary in effect immediately prior to the Effective Time, (ii) annual incentive compensation based on incentive target percentages of base salary comparable to such percentages in effect immediately prior to the Effective Time and (iii) a continuation of comparable benefits. If the executive is involuntarily terminated other than for cause, or if the executive voluntarily terminates for certain specified limited reasons, he or she will receive a termination payment determined as follows: (i) if the termination occurs on or prior to the second anniversary of the Effective Time, the termination payment will be three times the sum of the executive's annual salary and target annual incentive compensation in effect immediately prior to the termination, multiplied by a fraction the numerator of which is the number of full months remaining in the employment term and the denominator of which is 36 and (ii) if the termination occurs after the second anniversary of the Effective Time, the termination payment will be the sum of the executive's annual salary and target annual compensation in effect immediately prior to the termination.

     Management Severance. Up to 30 management employees and five senior management employees who are not parties to a New Employment Agreement, will be covered by a management severance policy which, among other things, will provide for a termination payment if the employee is involuntarily terminated, other than for cause, within two years of the Effective Time. The amount of the termination payment will vary depending upon the time of their termination relative to the Effective Time with a maximum termination payment of two times the sum of the employee's annual salary and target annual incentive compensation in effect at the time of termination.

     Senior Management Severance. Five members of senior management who are not parties to New Employment Agreements will, in addition to severance the benefits described in the foregoing paragraph, receive a retention bonus equal to between two and four months base salary provided they remain employed by the Surviving Corporation, or another corporation designated by Parent, for a period between six and twelve months after the Effective Time.

     Professional Severance. Up to 85 management employees will be covered by a professional severance policy which, among other things, will provide for a termination payment if the employee is involuntarily terminated, other than for cause, within one year of the Effective Time. The amount of the termination payment will vary depending upon the time of the termination relative to the Effective Time with a maximum termination payment of the sum of the employee's annual salary and target annual incentive compensation in effect at the time of termination.

     Long-Term Incentive Plan; Retention Bonuses. In the Merger Agreement, Parent and the Company agreed to develop a new long-term incentive plan that is designed to incentivize and retain key employees of the Company. In addition, in the Merger Agreement, Parent and the Company agreed to adopt a retention bonus program to encourage certain employees not covered by the New Employment Agreements or the new severance policies described above to remain employed by the Surviving Corporation following the Effective Time. A covered employee will receive a bonus equal to between two and four months base salary (in addition to remaining eligible for normal severance benefits), provided such employee remains employed for a period of between six and 12 months after the Effective Time. If a covered employee remains employed for a period of at least four months, but less than six months, after the Effective Time, the employee will receive a bonus equal to between one and two months base salary (in addition to remaining eligible for normal severance benefits).

     Continuation of Certain Company Employee Benefit Plans. The Merger Agreement provides that Parent will continue the Company's Supplemental Executive Retirement Plan for current plan participants and Executive Deferred Compensation Plan, or, in either case, provide comparable benefits. The Merger Agreement also provides for the continuation of the Company 401(k) Savings Plan and the Company-Oklahoma 401(k) Savings Plan, subject to certain amendments made in connection with the Merger.

     Indemnification. Purchaser and Parent have agreed in the Merger Agreement that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors, officers or employees of the Company as provided in the Company's certificate of incorporation or by-laws will be assumed by the Surviving Corporation, and Parent will cause the Surviving Corporation to honor such obligations in accordance with the terms thereof, without further action, as of the Effective Time, and such rights will continue in full force and effect in accordance with their respective terms. Such rights, and the Surviving Corporation's and Parent's concomitant obligations, shall apply in all respects to the current or former directors, officers and employees of each of the Company Subsidiaries as though such directors, officers and employees were entitled to indemnification rights pursuant to the Company's certificate of incorporation or bylaws as in effect on the date of the Merger Agreement. In addition, from and after the Effective Time, directors and officers of the Company who become or remain directors or officers of Parent will be entitled to the same indemnity rights and protections (including those provided by directors' and officers' liability insurance) as are afforded to other directors and officers of Parent. The Merger Agreement provides further that Parent will, and will cause the Surviving Corporation to, maintain for a period of not less than six years from the Effective Time policies of directors' and officers' liability insurance equivalent in all material respects to those maintained by or on behalf of the Company and the Company Subsidiaries on the date of the

Merger Agreement (and having coverage and containing terms and conditions which in the aggregate are not less advantageous to the persons currently covered by such policies as insured) with respect to claims arising from any actual or alleged wrongful act or omission occurring prior to the Effective Time for which a claim has not been made against any director or officer of the Company and/or any director or officer of the Company Subsidiaries prior to the Effective Time, so long as the aggregate annual premium therefor would not be in excess of 150% of the premium currently paid by the Company and the Company Subsidiaries for such insurance on the date of the Merger Agreement (such 150% amount, the "Maximum Premium"). If the annual premium for such insurance exceeds the Maximum Premium, then Parent will cause the Surviving Corporation to provide the maximum coverage available for the Maximum Premium.

     Options. In the Merger Agreement, the Company represented and warranted and Parent and Purchaser acknowledged that all outstanding options to purchase Shares (the "Company Options") granted under the Company's stock option plans, each as amended (collectively, the "Company Option Plans"), whether or not then exercisable or vested, pursuant to the terms of the Company Option Plans, will be fully exercisable and vested during the ten-day period immediately prior to the initial Expiration Date, and that, pursuant to the terms of the Company Option Plans, all Company Options which are outstanding immediately prior to the consummation of the Offer shall be canceled as of the consummation of the Offer and the holders of Company Options will be entitled to receive from the Company (or, at Parent's option, Parent) upon consummation of the Offer, in respect of each Share subject to such Company Option, an amount in cash equal to the excess, if any, of the Per Share Amount over the exercise price per share of such Company Option (such payment to be net of applicable withholding taxes). With respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Upon the consummation of the Offer, Parent shall provide the Company with the funds necessary to satisfy any such obligations under the Merger Agreement.

     The Company has agreed to cause the Company Option Plans to terminate as of the Effective Time and the Company has represented and warranted to Parent that all Company Option Plans provide, or have been amended to provide, for the actions described in the preceding paragraph.

     The Company has represented and warranted that 3,327,445 Shares are issuable pursuant to Company Options as of November 19, 1997 (and will therefore become exercisable and canceled pursuant to the foregoing paragraph), and that the aggregate exercise price of such options is approximately $49 million.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Company as to the Company's capitalization, the absence of any required filings and consents, the absence of conflicts with charter documents and contracts, Commission filings and financial statements, the absence of certain changes or events, compliance with laws, the absence of litigation, employee benefit plans, the filing and compliance of reports with the requirements of the Commission, environmental matters, brokers and taxes.

     Merger Conditions. Under the Merger Agreement, the obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions, provided that the obligation of each party to effect the Merger shall not be relieved by the failure of any such conditions if such failure is the proximate result of any breach by such party of any of its material obligations under the Merger
Agreement:

          (i) Purchaser shall have accepted for payment all Shares validly tendered in the Offer and not withdrawn; provided, however, that neither Parent nor Purchaser may invoke this condition if Parent shall have failed to purchase Shares so tendered and not withdrawn in violation of the terms of the Merger Agreement or the Offer;

          (ii) if required, the Company Proposals shall have been approved at or prior to the Effective Time by the requisite vote of the Stockholders of the Company in accordance with the Delaware Code and the Company's Certificate of Incorporation, which the Company has represented shall be solely the affirmative vote of a majority of the outstanding Shares;

          (iii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which temporarily, preliminarily or permanently prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time; or

          (iv) on or prior to the closing date of the Merger, the waiting period (and any extensions thereof) applicable to the Merger under the HSR Act and similar German laws (see Section 15) shall have been terminated or shall have expired.

     Pursuant to the Merger Agreement, the obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction of the condition (which may be waived in whole or in part by Parent) that the Company shall have performed in all material respects all material obligations required to be performed by it under the Merger Agreement on or before the earlier of (i) such time as Parent's or Purchaser's designees shall constitute at least a majority of the Company Board and (ii) the closing date; provided, however, that no failure by the Company to have so performed any such material obligation shall constitute a failure of satisfaction of the foregoing condition where the Company's failure of performance was caused by Parent or occurred, and was actually known to Parent, at or prior to the time Parent, Purchaser or any of their affiliates accepted for payment any Shares pursuant to the Offer.

STOCKHOLDERS AGREEMENT

     The following summary of the material terms of the Stockholders Agreement is qualified in its entirety by reference to the copy of the Stockholders Agreement filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference.

     In connection with the execution of the Merger Agreement, certain affiliates of The Carlyle Group, L.P. (each, a "Carlyle Stockholder") which beneficially own 7,660,000 Shares, or approximately 25.8% of the issued and outstanding Shares (the "Option Shares"), entered into an agreement (the "Stockholders Agreement") in which they have agreed to tender their Shares pursuant to the Offer and have granted Purchaser an option (the "Option") to purchase such Shares at $29.50 per Share if (i) the Company becomes obligated to pay the Termination Fee by reason of a termination of the Merger Agreement (a) by Parent because the Company has breached in any material respect any of its representations, warranties, covenants or other agreements in the Merger Agreement (subject to opportunity to cure), (b) by Parent because the Company Board has withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer or any of the Company Proposals or failed to reconfirm its recommendation within five business days after a written request to do so, or approved or recommended any Takeover Proposal or the Company Board or any committee thereof has resolved to take any such action, or (c) by the Company in order to enter into a definitive agreement providing for a Superior Proposal or (ii) the Merger Agreement is terminated in accordance with its terms for reasons other than the failure of Parent or Purchaser to fulfill any obligation under the Merger Agreement. The Option also becomes exercisable if the Offer is consummated but (due to failure by any Carlyle Stockholder to validly tender and not properly withdraw) Purchaser has not accepted for payment or paid for the Option Shares (in which case the price per Option Share will be equal to the highest price paid in the Offer). The Option will become exercisable in whole but not in part on the first to occur of the foregoing events or, if later, the date on which the HSR Act and similar German law waiting periods have expired or terminated or been waived or there exists no injunction with respect to exercise of the Option and will remain exercisable for a period of 30 days after the Option first becomes exercisable.

     Voting of Shares. In the Stockholders Agreement, each Carlyle Stockholder agrees that from the date thereof until the termination of the Stockholders Agreement, at any meeting of the Stockholders, however called, and in any action by consent of the Stockholders, such Carlyle Stockholder shall vote its Shares
(i) in favor of the Merger and the Merger Agreement (as amended from time to time), (ii) against any Takeover Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the

Company or any amendment to the Company's Certificate of Incorporation or Bylaws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of Stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Purchaser or its nominees to vote the Shares directly.

     Agreement not to Dispose or Encumber Shares. Each Carlyle Stockholder agreed that during the term of the Stockholders Agreement, it will not, and will not offer or agree to, sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of, or create or permit to exist any encumbrance on any of such Carlyle Stockholder's Shares.

     Grant of Proxy. Each Carlyle Stockholder agrees to revoke any and all prior proxies or powers of attorney in respect of any of their respective Shares and constituted and appointed Purchaser and Parent, or any nominee of Purchaser and Parent, with full power of substitution and resubstitution, at any time during the term of the Stockholders Agreement, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of Stockholders for the purpose of considering any matter referred to in the above paragraph captioned "Voting of Shares" and to vote each of such Shares as its Proxy, at every annual, special, adjourned or postponed meeting of Stockholders, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any such matter.

     Agreement to Tender. Each Carlyle Stockholder agreed to validly tender (or cause the record owner of such Shares to validly tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, its Shares. For its Shares validly tendered in the Offer and not properly withdrawn, each Carlyle Stockholder will be entitled to receive the highest price paid by Parent pursuant to the Offer.

     No Solicitation. Each Carlyle Stockholder agreed in the Stockholders Agreement that during the term of the Stockholders Agreement, it will not, directly or indirectly, through any officer, director, agent or other representative, solicit, initiate or encourage, or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal from any person (other than Parent, Purchaser and any of their affiliates) relating to (i) any acquisition of all or any of the Carlyle Stockholder's Shares or (ii) any transaction that constitutes a Takeover Proposal, or participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing. Each Carlyle Stockholder agreed to notify Parent and Purchaser promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent and Purchaser, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. Notwithstanding any provision of this paragraph to the contrary, if any Carlyle Stockholder or any officer, director, agent or representative of such Carlyle Stockholder is a member of the Company Board, such member may take actions in such capacity to the extent permitted by the Merger Agreement.

     Representations and Warranties. The Stockholders Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by the Carlyle Stockholders as to organization, power and authority, the absence of any required filings and consents, the absence of conflicts with charter documents and contracts and title to Shares. The Stockholders Agreement also provides that, as of the Effective Time, each Carlyle Stockholder terminates on behalf of itself and its affiliates, any and all contractual rights in favor of such Carlyle Stockholder and its affiliates then in effect between such Carlyle Stockholder or affiliates, on the one hand, and the Company, on the other hand, including without limitation, any monitoring and advisory fees to The Carlyle Group, L.P.

     Termination. The Stockholders Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties thereto, (ii) by Parent or any Carlyle Stockholder (with respect to such Carlyle Stockholder) if the Offer or the Merger shall not have been consummated on or before March 20, 1998, or (iii) automatically and without any required action of the parties thereto upon the earlier to occur of (a) the Effective Time of the Merger and (b) immediately after the termination of the Merger Agreement in accordance with its terms; provided, however, that in the event that the Stock Option shall become exercisable, the provisions of the Stockholders Agreement governing the exercise and exercisability of the Option, the representations, warranties and covenants (other than covenants with respect to voting, grant of proxy, agreement to tender, and transfer restrictions) of the Stockholders, representations and warranties of Parent and Purchaser and other miscellaneous matters of the Stockholders Agreement shall survive the termination of the Stockholders Agreement until the earlier to occur of the closing of the exercise of the Stock Option and the expiration of the Stock Option. No such termination of the Stockholders Agreement shall relieve any party thereto from any liability for any breach of the Stockholders Agreement prior to termination.

VOTE REQUIRED TO APPROVE THE MERGER

     The Company Board has approved the Merger Agreement in accordance with the Delaware Code. If required for approval of the Merger, the Company has agreed, subject to the satisfaction of the conditions to the Merger set forth in the Merger Agreement, in accordance with and subject to the Delaware Code, to duly convene a meeting of its Stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement. If Stockholder approval is required, the Merger Agreement must generally be adopted by the vote of the holders of a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied, Purchaser will have the power to adopt the Merger Agreement without the affirmative vote of any other Stockholder of the Company. If Purchaser acquires at least 90% of the outstanding Shares, Purchaser intends to take, and the Company has agreed, at the request of Purchaser, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's Stockholders, in accordance with the "short form" merger provisions of Section 253 of the Delaware Code.

APPRAISAL RIGHTS

     Stockholders do not have appraisal or dissenters' rights in connection with the Offer. However, if the Merger is consummated, Stockholders of the Company at the time of the Merger who do not vote in favor of the Merger and comply with all statutory requirements will have the right under the Delaware Code to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the Delaware Code.

     Under the Delaware Code, Stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be equal to or higher or lower than the Per Share Amount or the Merger Consideration.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING DESCRIPTION OF THE DELAWARE CODE AND SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DELAWARE CODE.

PLANS FOR THE COMPANY

     If Purchaser obtains control of the Company pursuant to the Offer, Parent expects to conduct a detailed review of the Company and its businesses, assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider what, if any, changes would be desirable in light of the circumstances that then exist. Such changes could include changes in the Company's businesses, corporate structure, certificate of incorporation, by-laws, capitalization, board of directors, management or dividend policy.

     Except as described in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on
Schedule I have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of the Company Subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of the Company Subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

     Parent or Purchaser or an affiliate of Parent may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Parent, Purchaser and Parent's affiliates also reserve the right to dispose of any or all Shares acquired by them.

GOING PRIVATE TRANSACTIONS

     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the Merger Consideration is not less than the Per Share Amount. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby Stockholders receive consideration less than that paid pursuant to the Offer, in either case at a time when Shares are still registered under the Exchange Act, Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority Stockholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to Stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration prior to consummation of the Merger or such alternative transaction. See Section 13. If such registration were terminated, Rule 13e-3 would be inapplicable to the Merger or such alternative transaction.

12. DIVIDENDS AND DISTRIBUTIONS.

     The Company has agreed that, from the date of the Merger Agreement until the Effective Time, the Company will neither split, combine or reclassify any Shares of its capital stock nor declare, set aside, or pay any dividends or other distributions in respect of its capital stock, other than dividends or distributions to the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice.

13. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, NASDAQ LISTING AND EXCHANGE ACT REGISTRATION.

     Market for Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 holders of round lots, with a market value of at least $1,000,000 and have net tangible assets of at least $1,000,000. If the Shares were no longer eligible for inclusion in the Nasdaq National Market, they may nevertheless continue to be included in the Nasdaq SmallCap Market unless, among other things, the number of holders of Shares were to fall below 300, the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for Shares, in which case the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of Shares are not considered as being publicly held for this purpose. The Company has informed Purchaser that, as of November 20, 1997, there were approximately 1,245 holders of record or through nominee or street name accounts with brokers of Shares and that, as of close of business on such date, 29,723,431 Shares were issued and outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market and Shares are no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

     In the event that Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that such Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. However, the extent of the public market for Shares and the availability of such quotations would depend upon such factors as the number of Stockholders and/or the aggregate market value of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of Shares.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in Shares becoming eligible for deregistration under the Exchange Act. Registration of Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with Stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933.

     Parent intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon as practicable following completion of the Offer as the requirements for such termination are met. If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger. The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying, or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve

Board's margin regulations and therefore could no longer be used as collateral for purposes of loans made by brokers.

14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and subject to any such rules or regulations, may delay the acceptance for payment of any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer (whether or not any Shares have been theretofore purchased or paid for pursuant to the Offer) (i) unless the following conditions shall have been satisfied: (a) there shall be validly tendered and not withdrawn prior to the Expiration Date a number of Shares which represents at least a majority of the total voting power of the outstanding securities of the Company entitled to vote in the election of directors or in a merger ("Voting Securities") calculated on a fully diluted basis (the "Minimum Condition") ("on a fully diluted basis" having the following meaning as of any date: the number of Voting Securities outstanding, together with Voting Securities issuable pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise) and (b) any applicable waiting period under the HSR Act and similar German laws (see Section 15) shall have expired or been terminated prior to the Expiration Date or (ii) if at any time after the date of the Merger Agreement and before the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur and be continuing:

          (a) there shall be in effect an injunction or other order, decree, judgment or ruling by a Governmental Authority of competent jurisdiction or a law shall have been promulgated, enacted, taken or threatened by a Governmental Authority of competent jurisdiction which in any such case (1) restrains or prohibits the making or consummation of the Offer, the consummation of the Merger or the transactions contemplated by the Stockholders Agreement, (2) prohibits or restricts the ownership or operation by Parent (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Parent (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (3) imposes material limitations on the ability of Purchaser effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser on all matters properly presented to the Stockholders, or (4) imposes any material limitations on the ability of Parent or any of its affiliates or subsidiaries effectively to control in any material respect the business and operations of the Company;

          (b) any Governmental Authority shall have instituted any action, suit or proceeding seeking any relief or remedy referred to in paragraph (a) or material damages as a result of any of the Merger Agreement, the Stockholders Agreement or any transactions contemplated thereby;

          (c) the Merger Agreement shall have been terminated by the Company or Parent in accordance with its terms or any event shall have occurred which gives Parent or Purchaser the right to terminate the Merger Agreement or not to consummate the Merger;

          (d) there shall have occurred any event that, individually or when considered together with any other matter, has had or is reasonably likely in the future to have a material adverse effect on the business, assets, condition (financial or otherwise), liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole (a "Company Material Adverse Effect");

          (e) there shall have occurred (1) any general suspension of, or limitation on prices (other than suspensions or limitations triggered on the New York Stock Exchange, Inc. by price fluctuations on a trading day) for, trading in securities on any national securities exchange or the over-the-counter market, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) any material limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, the extension of credit by banks or other lending institutions, (4) a commencement of a war or armed hostilities or other national calamity directly involving the United States and Parent shall have determined that there is a reasonable likelihood that such event may be of material adverse significance to it or the Company, (5) any decline of at least 20% in the Dow Jones Average of Industrial Stocks or 20% in the Standard & Poor's 500 Index from the levels thereof as of the last trading day immediately preceding the date of the Merger Agreement or (6) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

          (f) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange
     Act) of more than 25% of the outstanding Shares has been acquired by any person (including the Company, any of the Company Subsidiaries or affiliates thereof) or group (as defined in Section 13 (d) (3) of the Exchange Act), other than Purchaser or any of its affiliates;

          (g) the Company or any of its officers, directors or financial or legal advisors shall have, directly or indirectly, (1) solicited, initiated, encouraged (including by way of furnishing information) or taken any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constituted, or may reasonably be expected to lead to, any Takeover Proposal or (2) participated in any discussions or negotiations regarding any Takeover Proposal regardless of whether or not any of the foregoing actions are permitted by the Merger Agreement;

          (h) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified by reference to materiality or a Company Material Adverse Effect shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any respect that is reasonably likely to have a Company Material Adverse Effect, in each case as if such representations and warranties were made at the time of such determination;

          (i) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement; or

          (j) Parent and the Company shall have agreed that Parent shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto;

which, in the judgment of Parent with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to any such condition (except for any action or inaction by Parent or any of its affiliates constituting a breach of the Merger Agreement) or (other than the Minimum Condition) may be waived by Parent in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     General. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Parent nor Purchaser is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and the Company Subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company Subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company Subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions, that adverse consequences might not result to the business of the Company, Parent or Purchaser, that certain parts of the businesses of the Company, Parent or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause Purchaser to elect (subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the Board of Directors of such corporation prior to such date. The Company Board has approved the Offer and the Merger. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

     A number of other states have adopted takeover laws and regulations which purport to varying degrees to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, principal executive offices or principal places of business therein. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Act, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and in particular those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such event, the Purchaser may not be obligated to accept for payment any Shares tendered. See
Section 14.

     Pursuant to the Merger Agreement, the Company and the Company Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by the Merger Agreement and the Company

Proposals may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate or minimize the effects of any takeover statute on any of the transactions contemplated.

     Other Governmental or Foreign Approvals. The Company owns property in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, Governmental Authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. The Company has represented to Parent that no consent, approval, waiver or authorization of, notice to or declaration of filing with, any Governmental Authority on the part of the Company or any of the Company Subsidiaries is required in connection with the execution, delivery or performance by the Company of the Merger Agreement or the delivery or performance by the Company of the transactions contemplated thereby other than
(i) the filing of the Certificate of Merger with the Secretary of State of Delaware in accordance with the Delaware Code, (ii) filings with the Commission and the NASD, (iii) filings under the HSR Act and the rules and regulations promulgated thereunder and similar foreign requirements, (iv) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and (v) those consents that, if they were not obtained or made, individually or in the aggregate would not be reasonably likely to have a Company Material Adverse Effect, or prevent or materially delay consummation of the Offer or the Merger or prevent the Company from performing its obligations under the Merger Agreement.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2. There may be similar antitrust requirements in other jurisdictions.

     On November 25, 1997, Parent filed with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless both the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent, the waiting period would be extended for an additional 10 calendar days following substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 4.

     The November 25, 1997 Premerger Notification and Report Form filing described above was also applicable to the Option granted to Purchaser pursuant to the Stockholders Agreement. Under the provisions of the HSR Act applicable to the Option, the purchase of Shares pursuant to the Option may not be consummated until the expiration of a 30-calendar day waiting period following the filing by Parent, unless both the Antitrust Division and the FTC terminate the waiting period thereto. If, within such 30-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent, the waiting period would be extended for an additional 20 calendar days following substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Pursuant to the Stockholders Agreement, among other things, if the Option becomes exercisable, it would continue to be exercisable until 30 days after the waiting period (including as extended) under the HSR Act has expired. See Section 11.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase by Purchaser of Shares pursuant to the Offer, either of the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     In connection with the acquisition of the Shares pursuant to the Offer or the Merger, Parent and the Company will be required to file a pre-merger notification with the German Federal Cartel Office ("FCO"), which is the governmental authority charged with enforcing German competition laws applicable to mergers and acquisitions. Parent and the Company intend to make the appropriate filings with the FCO as promptly as practicable following the commencement of the Offer. The FCO has one month following the filing to advise the parties of its intention to investigate the transactions, in which case the FCO has four months from the date of filing in which to take steps to oppose the transactions. There can be no assurance that the FCO will not investigate or oppose the transactions.

     Based upon an examination of publicly available information, and information provided to Parent by the Company, relating to the businesses in which the Company and the Company Subsidiaries are engaged, Purchaser has determined that the Company and Parent both provide similar services in certain geographic areas. Although Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     Margin Credit Regulations. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

16. FEES AND EXPENSES.

     Bear Stearns is acting as Dealer Manager in connection with the Offer and serving as financial advisor to Parent and Purchaser in connection with the acquisition of the Company. Parent has agreed, pursuant to an engagement letter dated November 19, 1997, to pay to Bear Stearns an advisory fee of $100,000 which will be credited against the payment of the fairness opinion fee. Parent has agreed to pay Bear Stearns a fairness opinion fee of $1,000,000. Parent has also agreed to pay Bear Stearns a fee of $500,000 upon the consummation of the Offer, an acquisition of 50% or more of the Shares or the consummation of any other business combination (including a sale of assets) in which the parent acquires control of the Company. Parent and Purchaser will also reimburse Bear Stearns for reasonable out-of-pocket expenses, including reasonable attorney's fees, and have also agreed to indemnify Bear Stearns for certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser has retained Georgeson to act as the Information Agent and First Chicago Trust to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee Stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Parent and Purchaser have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all Stockholders. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort Purchaser cannot comply with such state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Stockholders in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Parent and Purchaser have filed with the Commission a Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in
Section 8 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

SYSTEMS ACQUISITION INC.

November 26, 1997

                                   SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

     1. Directors and Executive Officers of Purchaser. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of Purchaser and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is 1900 Richmond Road, Cleveland, Ohio 44124. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. Information for Mr. Lawrence is set forth below under "Directors and Executive Officers of Parent." All directors and executive officers listed below are citizens of the United States.

                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                               OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT HELD DURING THE
NAME AND BUSINESS ADDRESS      LAST FIVE YEARS
---------------------------------------------------------------------------------------------
David B. Goldston............. Director, Vice President and Assistant Secretary since 1997.
                               Mr. Goldston also serves as a Vice President-Law and Assistant
                               General Counsel and Assistant Secretary of Parent, a position he has held since 1995. He previously served as Vice
                               President-Law and Assistant General Counsel and Assistant
                               Secretary in the Parent's Steering, Suspension & Engine Group
                               from 1994 to 1995; as Vice President-Law and Assistant General
                               Counsel and Assistant Secretary in the Parent's Engine
                               Components and Steering Systems Groups in 1994; and as
                               Assigned Group Counsel in the Parent's Engine Components Group
                               from 1990 to 1994.
Donald G. Kovar............... Director and Vice President since 1997. Dr. Kovar also serves as Vice President of Corporate Development for Parent, a
                               position he has held since June 1997. He previously served as
                               Parent's Vice President, Planning & Development from 1993 to
                               1997 and as Vice President of Planning for the Parent's Space
                               & Defense Sector from 1989 to 1993.
William B. Lawrence........... Director and President since 1997.
Jeanne R. Sydenstricker....... Vice President and Treasurer since 1997. Ms. Sydenstricker also serves as Vice President and Treasurer of Parent, a
                               position she has held since 1996. She previously served as
                               Vice President, Finance for the Parent's Space & Electronics
                               Group from 1993 to 1996 and as Deputy Program Manager in the
                               Parent's Electronic Systems Group from 1986 to 1993.
William A. Warren............. Vice President since 1997. Mr. Warren also serves as Parent's
                               Vice President, Tax, a position he has held since 1989.
Kathleen A. Weigand........... Director, Vice President and Secretary since 1997. Mrs.
                               Weigand also serves as Senior Counsel, Securities and Finance of the Parent, a position she has held since 1997. She also served as Parent's Counsel, Securities and Finance from 1995 to 1997. Prior to joining Parent for a short time during 1995,
                               Mrs. Weigand was General Counsel of Corrpro Companies, Inc.
                               She previously was an Associate with the Cleveland law firm of
                               Thompson, Hine and Flory from 1987 to 1994.

     2. Directors and Executive Officers of Parent. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of Parent and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is 1900 Richmond Road, Cleveland, Ohio 44124. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. All directors and executive officers listed below are citizens of the United States, except that Dr. Blankenstein is a citizen of Germany and Dr. Hahn is a citizen of Austria.

                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                               OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT HELD DURING THE
NAME AND BUSINESS ADDRESS      LAST FIVE YEARS
---------------------------------------------------------------------------------------------
Michael H. Armacost........... Director since 1993. Mr. Armacost has been President of the
                               Brookings Institution since October 1995. He served as a
                               distinguished fellow and visiting professor at the
                               Asia/Pacific Research Center of Stanford University from 1993 to 1995. Mr. Armacost was U.S. Ambassador to Japan from 1989 to 1993. He is also a director of American Family Life
                               Assurance Company, Applied Materials, Inc. and Cargill,
                               Incorporated.
Martin Feldstein.............. Director of Parent. Dr. Feldstein was elected a Director of
                               Parent in 1981, resigned his position upon joining the
                               government in August 1982 and was again elected a Director in
                               July 1984. Dr. Feldstein has been Professor of Economics at
                               Harvard University since 1967. In addition, he serves as
                               President and Chief Executive Officer of the National Bureau
                               of Economic Research, a position he held from 1977 to 1982 and from July 1984 until the present. Dr. Feldstein also is a
                               director of American International Group, Inc. and J. P.
                               Morgan & Co. Incorporated.
Robert M. Gates............... Director since 1994. Dr. Gates is a consultant, author and lecturer. From 1991 to 1993, he served as Director of Central
                               Intelligence for the United States. He served as Assistant to the President of the United States and Deputy National
                               Security Advisor from 1989 to 1991. Dr. Gates also is a
                               director of The Charles Stark Draper Laboratory, Inc.,
                               LucasVarity plc, and NACCO Industries, Inc.; a trustee of
                               Fidelity Investments; a consultant to Koch Industries and
                               Placer Dome Inc.; and a senior advisor to The Mitchell Group.
Joseph T. Gorman.............. Director since 1984. Mr. Gorman has been Chairman of the Board and Chief Executive Officer of Parent since 1988. He also
                               served as President of Parent from 1985 to 1991 and as Chief
                               Operating Officer of Parent from 1985 to 1988. Mr. Gorman
                               currently is a director of Aluminum Company of America and The
                               Procter & Gamble Company.
Carl H. Hahn.................. Director since 1993. Dr. Hahn served as Chairman of the Board of Volkswagen AG from 1981 until his retirement at the end of
                               1992. He also is a director of PACCAR Inc. and a member of the supervisory board of Perot Systems Corporation. Dr. Hahn also serves as a member of the supervisory boards of a number of
                               European companies, including DAF Trucks N.V., Thyssen AG and
                               Volkswagen AG.
George H. Heilmeier........... Director since 1992. Dr. Heilmeier is Chairman Emeritus of
                               Bell Communications Research Inc. (Bellcore). He served as
                               Chairman and Chief Executive Officer of Bellcore from January
                               1, 1997 to November 14, 1997. He served as President and Chief
                               Executive Officer of Bellcore from 1991 to year-end 1996. Dr.
                               Heilmeier also is a director of Automatic Data Processing,
                               Inc. and Compaq Computer Corporation and a trustee of The
                               MITRE Corporation.

                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                               OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT HELD DURING THE
NAME AND BUSINESS ADDRESS      LAST FIVE YEARS
---------------------------------------------------------------------------------------------
Peter S. Hellman.............. Director since 1995. Mr. Hellman has been President and Chief
                               Operating Officer of Parent since 1995. He was Executive Vice
                               President and Assistant President of Parent from 1994 to 1995.
                               Previously, Mr. Hellman served as Executive Vice President and
                               Chief Financial Officer of Parent from 1991 to 1994. He also is a director of Arkwright Mutual Insurance Company.
Karen N. Horn................. Director since 1990. Mrs. Horn has served as Senior Managing
                               Director and Head of International Private Banking of Bankers
                               Trust New York Corporation since 1996. She was Chairman of
                               Bank One, Cleveland, N.A. from 1987 to 1996 and also served as
                               Chief Executive Officer of Bank One from 1987 to 1995. Mrs.
                               Horn also is a director of The British Petroleum Company
                               p.1.c., Eli Lilly and Company and Rubbermaid Incorporated.
E. Bradley Jones.............. Director since 1982. Mr. Jones served as Chairman and Chief
                               Executive Officer of Republic Steel Corporation and its
                               successor LTV Steel Company from 1982 until his retirement in
                               1984. He also is a director of Birmingham Steel Corporation,
                               Consolidated Rail Corporation and RPM, Inc. and a trustee of
                               Fidelity Investments.
William S. Kiser.............. Director since 1985. Dr. Kiser has been Vice Chairman and
                               Chief Medical Officer of Primary Health Systems, Inc. since
                               1994. He served as medical director of American Health Care
                               Management, Inc. from 1992 to 1994. Dr. Kiser also is a
                               director of Positron Corporation and a trustee and an officer of the American Foundation of Urologic Diseases.
David B. Lewis................ Director since 1995. Mr. Lewis has been Chairman of the Board of Lewis & Munday, a Detroit law firm, since 1982. He also is a director of Comerica Bank, Consolidated Rail Corporation, M.
                               A. Hanna Company and LG&E Energy Corporation.
James T. Lynn................. Director since 1993. Mr. Lynn has been senior advisor to
                               Lazard Freres & Co. LLC, investment bankers, since November
                               1992. He served as Chairman of the Board and Chief Executive
                               Officer of Aetna Life and Casualty Company from 1984 until his retirement in 1992.
Lynn M. Martin................ Director since 1995. Ms. Martin has chaired Deloitte &
                               Touche's Council on the Advancement of Women and has served as an advisor to the firm since 1993. She also has held the Davee chair at the J. L. Kellogg Graduate School of Management,
                               Northwestern University, since 1993. Previously, Ms. Martin served as U. S. Secretary of Labor from 1991 to 1993. She also is a director of Ameritech Corporation, Dreyfus Funds,
                               Harcourt General, Inc., The Procter & Gamble Company and Ryder
                               System, Inc.
John D. Ong................... Director since 1995. Mr. Ong is Chairman Emeritus of The
                               BFGoodrich Company. He served as Chairman of the Board of
                               BFGoodrich from 1979 until his retirement earlier this year.
                               He was also Chief Executive Officer of BFGoodrich from July
                               1979 to year-end 1996. Currently, Mr. Ong is a director of
                               Ameritech Corporation, ASARCO, Inc., Cooper Industries, The
                               Geon Company and The Kroger Company.
Richard W. Pogue.............. Director since 1994. Mr. Pogue has served as senior advisor to
                               Dix & Eaton, a public relations firm, since 1994. Previously, he was senior partner at the law firm of Jones, Day, Reavis &
                               Pogue from 1993 to 1994 and managing partner of that firm from
                               1984 to 1992. Mr. Pogue also is a director of Continental
                               Airlines, Inc., Derlan Industries Limited, M. A. Hanna
                               Company, KeyCorp, Lamalie Inc., OHM Corporation and Redland
                               PLC.

                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND MATERIAL
                               OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT HELD DURING THE
NAME AND BUSINESS ADDRESS      LAST FIVE YEARS
---------------------------------------------------------------------------------------------
Bernd Blankenstein............ Executive Vice President and General Manager, TRW Steering,
                               Suspension & Engine Group since 1996. He was Managing
                               Director, TRW Deutschland GmbH from 1995 to 1996; Vice
                               President and General Manager, TRW's Global Engine Components
                               business from 1994 to 1996; and Managing Director, TRW
                               Motorkomponenten GmbH & Co. KG from 1991 to 1995.
Timothy W. Hannemann.......... Executive Vice President and General Manager, TRW Space &
                               Electronics Group since 1993. He was Executive Vice President and General Manager, TRW Space & Defense Sector from 1991 to
                               1992.
Howard V. Knicely............. Executive Vice President, Human Resources and Communications
                               since 1995. He was Executive Vice President, Human Resources,
                               Communications & Information Resources from 1989 to 1994.
William B. Lawrence........... Executive Vice President, General Counsel and Secretary since
                               June 1997. He was Executive Vice President, Planning,
                               Development & Government Affairs from 1989 to June 1997.
Carl G. Miller................ Executive Vice President and Chief Financial Officer since
                               1996. He was Executive Vice President, Chief Financial Officer
                               and Controller in 1996 and Vice President and Controller from
                               1990 to 1996.
James S. Remick............... Executive Vice President and General Manager, TRW Occupant
                               Restraint Systems Group since 1996. He was Executive Vice
                               President and General Manager, TRW Steering, Suspension &
                               Engine Group from 1995 to 1996; Vice President and Deputy
                               General Manager, Automotive in 1995; and Vice President and
                               General Manager, TRW Steering & Suspension Systems, North and
                               South America from 1991 to 1995.
Peter Staudhammer............. Vice President, Science & Technology since 1993. He was Vice
                               President and Director of the Center for Automotive Technology
                               from 1990 to 1993.
John P. Stenbit............... Executive Vice President and General Manager, TRW Systems
                               Integration Group since 1994. He was Vice President and
                               General Manager, TRW Systems Integration Group from 1990 to
                               1994.
Ronald D. Sugar............... Executive Vice President and General Manager, TRW Automotive
                               Electronics Group since 1996. He was Executive Vice President and Chief Financial Officer from 1994 to 1996; Vice President,
                               Group Development, TRW Space & Electronics Group from 1992 to
                               1994; Vice President, Strategic Business Development, TRW
                               Space & Defense Sector in 1992; and Vice President and General
                               Manager, TRW Space Communications Division from 1987 to 1992.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

                                 By Facsimile Transmission:
                                 (For Eligible Institutions
                                            Only)
                                        201-222-4720
                                             or
                                        201-222-4721

           By Hand:                       By Mail:                 By Overnight Courier:
      Tenders & Exchanges            Tenders & Exchanges            Tenders & Exchanges
   c/o The Depository Trust           Suite 4660 -- BDM              Suite 4680 -- BDM
            Company                     P.O. Box 2569           14 Wall Street -- 8th Floor
        55 Water Street          Jersey City, NJ 07303-2569         New York, NY 10005
            DTC TAD
Vietnam Veterans Memorial Plaza
      New York, NY 10041

              To Confirm Receipt of Notice of Guaranteed Delivery:
                                  201-222-4707

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           (Georgeson & Company Logo)

                               Wall Street Plaza
                            New York, New York 10005

                        Banks and Brokers call collect:
                                 (212) 440-9800
                           All others call toll free:
                                 (800) 223-2064

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.
                                245 Park Avenue
                            New York, New York 10167
                                Call toll free:
                                 (888) 285-3977